Exhibit 12.01

                        MOUNTAIN FUEL SUPPLY COMPANY
                        RATIO OF EARNINGS TO FIXED CHARGES


                                    12 Months Ended
                                    March 31,
                                    1994        1993
                                    (Dollars in Thousands)
EARNINGS

Income before income taxes              $23,957     $35,360
Plus debt expense                        15,690      15,264
Plus allowance for
  borrowed funds used
  during construction                       189         281
Plus interest portion of rental
  expense                                   121          99

                                        $39,957     $51,004

FIXED CHARGES
Debt expense                            $15,690     $15,264
Plus allowance for
  borrowed funds used
  during construction                       189         281
Plus interest portion of rental
  expense                                   121          99

                                        $16,000     $15,644

RATIO OF EARNINGS TO
  FIXED CHARGES                            2.50        3.26